As Filed With the Securities and Exchange Commission on May 14, 2007

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 33-85944
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 33-85942
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-31067
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-81403
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-53566
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-64910
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-66770
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-98581
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-117727
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-117728

UNDER
THE SECURITIES ACT OF 1933

SWIFT TRANSPORTATION CO., INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction	86-0666860 (I.R.S. Employer Identification No.)
of Incorporation or Organization)

2200 South 75th Avenue, Phoenix, Arizona 85043
(Address of Principal Executive Offices)   (Zip Code)

Swift Transportation Co., Inc.
1994 Employee Stock Purchase Plan
Stock Option Plan
1999 Stock Option Plan
2003 Stock Incentive Plan
M.S. Carriers, Inc. Incentive Stock Option Plan
M.S. Carriers, Inc. 1993 Stock Option Plan
M.S. Carriers, Inc. Non-Employee Directors Stock Option Plan
M.S. Carriers, Inc. 1996 Stock Option Plan
M.S. Carriers, Inc. Retirement Savings Plan
(Full Title of the Plan)

With copies to

Sullivan & Cromwell LLP	Skadden, Arps, Slate, Meagher & Flom LLP	Scudder Law Firm P.C., L.L.O
125 Broad Street	Four Times Square	411 South 13th Street, 2nd Floor
New York, New York 10004	New York, New York 10036-6522	Lincoln, Nebraska 68508
Attn: Stephen M. Kotran, Esq.	Attn: Stephen F. Arcano, Esq.	Attn: Earl Scudder, Esq.
Attn: Brian E. Hamilton, Esq.	Attn: Richard J. Grossman, Esq.	Attn: Mark Scudder, Esq.
(212) 558-4000	(212) 735-3000	(402) 435-3223

Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, Arizona 85043
(Name and Address of Agent For Service)
(602) 269-9700
(Telephone Number, Including Area Code, of Agent For Service)

Deregistration of Securities
     This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):
1.	Registration Statement No. 33-85944 registering 4,500,000 shares of common stock for the 1994 Employee Stock Purchase Plan

2.	Registration Statement No. 33-85942 registering 1,150,000 shares of common stock for the Stock Option Plan

3.	Registration Statement No. 333-31067 registering 250,000 shares of common stock for the Stock Option Plan

4.	Registration Statement No. 333-81403 registering 750,000 shares of common stock for the 1999 Stock Option Plan

5.	Registration Statement No. 333-53566 registering 1,500,000 shares of common stock for the 1999 Stock Option Plan

6.	Registration Statement No. 333-64910 registering 236,958 shares of common stock for the M.S. Carriers, Inc. Incentive Stock Option Plan, 615,592 shares of common stock for the M.S. Carriers, Inc. 1993 Stock Option Plan, 12,750 shares of common stock for the M.S. Carriers, Inc. Non-Employee Directors Stock Option Plan and 1,587,018 shares of common stock for the M.S. Carriers, Inc. 1996 Stock Option Plan

7.	Registration Statement No. 333-66770 registering 269,569 shares of common stock for the M.S. Carriers, Inc. Retirement Savings Plan

8.	Registration Statement No. 333-98581 registering 6,000,000 shares of common stock for the 1999 Stock Option Plan

9.	Registration Statement No. 333-117727 registering 5,000,000 shares of common stock for the 2003 Stock Incentive Plan

10.	Registration Statement No. 333-117728 registering 2,000,000 shares of common stock for the 1994 Employee Stock Purchase Plan
     On May 10, 2007, Swift Transportation Co., Inc. (the “Company”) and Saint Acquisition Corporation completed a merger (the “Merger”) of the Company with Saint Acquisition Corporation pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of January 19, 2007, among the Company, Saint Corporation and Saint Acquisition Corporation, a wholly-owned subsidiary of Saint Corporation. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements and all outstanding stock options and restricted stock units purchased under the plans became fully vested and were cancelled in exchange for the right to receive cash consideration.
     This Post-Effective Amendment to the Registration Statements is being filed solely to deregister any and all securities previously registered under the Registration Statements that remain unsold.

2

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 14, 2007.

SWIFT TRANSPORTATION CO., INC., a Nevada corporation
By:	/s/ Robert T. Goates
Robert T. Goates President,
Chief Executive Officer, Chief Financial Officer and Sole Director

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert T. Goates Robert T. Goates	President, Chief Executive Officer, Chief Financial Officer and Sole Director	May 14, 2007